CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY

                                SCHEDULE 14A
                               (Rule 14a-101)
                  Information Required In Proxy Statement
                          Schedule 14A Information
              Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934



 Filed by the Registrant (X)
 Filed by a Party other than the Registrant ( )
 Check the appropriate box:
 ( ) Preliminary Proxy Statement
 ( ) Confidential, for use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
 ( ) Definitive Proxy Statement
 ( ) Definitive Additional Materials
 (X) Soliciting Material Pursuant to Rule 14a-11 (c) or Rule 14a-12


                               DESIGNS, INC.
  -----------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


  -----------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement if other than the Registrant)






                         [Designs, Inc. Letterhead]


                                                December 16, 1998


DEAR FELLOW DESIGNS, INC. STOCKHOLDER:

      You may soon receive consent solicitation material from a dissident stockholder called Jewelcor Management, Inc., a corporation controlled by a Florida investor named Seymour H. Holtzman. Among other things, Mr. Holtzman wants to remove 5 of the 6 members of your Board and replace them with his hand-picked nominees.

      YOUR BOARD HAS DETERMINED THAT HOLTZMAN'S PROPOSALS ARE NOT IN THE BEST INTERESTS OF DESIGNS, INC.'S STOCKHOLDERS, AND STRONGLY RECOMMENDS THAT THEY BE REJECTED. WE URGE YOU NOT TO SIGN THE WHITE CONSENT CARD THAT THE HOLTZMAN GROUP MAY BE SENDING YOU. A SPECIAL COMMITTEE OF YOUR BOARD IS EXPLORING ALTERNATIVES, INCLUDING A SALE OF THE COMPANY, WITH A VIEW TO MAXIMIZING STOCKHOLDER VALUE IN THE NEAR TERM, AND HAS RETAINED AN INVESTMENT BANKING FIRM FOR THIS PURPOSE.

      We believe that a change in the composition of the Board at this time is not in the best interests of stockholders because it would interfere with the Company's consideration of its strategic alternatives. In addition, we believe that such a change could adversely affect the Company's relationship with Levi Strauss & Co.

      In the near future, we will be sending you important information concerning our recommendations with respect to Mr. Holtzman's proposals.

      Thank you for your continued trust and support,

                                    Sincerely,

                                    /s/ Joel H. Reichman

                                    Joel H. Reichman
                                    Chief Executive Officer




            IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE,
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          ADDITIONAL INFORMATION FURNISHED BY THE BOARD OF
                         DIRECTORS OF DESIGNS, INC.

      Designs, Inc. ("Designs") and certain other persons named below may be deemed to be participants in the solicitation of consents (the "Solicitation") in opposition to the consent solicitation by Seymour H. Holtzman and certain companies controlled by him for the purpose of, among other things, removing five of the six current members of the Board of Directors of Designs and electing five new directors. The participants in this Solicitation may include the following directors of Designs: Stanley
I. Berger, Joel H. Reichman, James G. Groninger, Bernard M. Manuel, Melvin
I. Shapiro and Peter L. Thigpen; the following executive officers of
Designs: Joel H. Reichman, Scott N. Semel and Carolyn R. Faulkner; and the following officer of Designs: Anthony E. Hubbard, the Company's Vice President and Deputy General Counsel (collectively, the "Designs Participants"). As of the date of this communication, Stanley I. Berger, Joel H. Reichman, Scott N. Semel, Carolyn R. Faulkner, James G. Groninger, Melvin I. Shapiro, Bernard M. Manuel, Peter L. Thigpen and Anthony E. Hubbard beneficially owned 1,198,403, 349,121, 267,203, 55,333, 50,901,
57,326, 63,003, 29,601, and 9,900 shares of Designs common stock, respectively (including shares subject to stock options exercisable within 60 days).

      Designs has retained Shields & Company, Inc. (the "Financial Advisor") to act as its financial advisor in connection with the Solicitation for which it may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Designs has agreed to indemnify the Financial Advisor and certain persons related to it against certain liabilities arising out of their engagement. The Financial Advisor is an investment banking and advisory firm that provides a range of financial services for institutional and individual clients. The Financial Advisor does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the Solicitation, or that Schedule 14A requires the disclosure of certain information concerning the Financial Advisor. In connection with the Financial Advisor's role as financial advisor to Designs, the Financial Advisor and the following investment banking employees of the Financial Advisor may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Designs:
Thomas J. Shields and Jeffrey C. Bloomberg. None of the Financial Advisor, Thomas J. Shields or Jeffrey C. Bloomberg beneficially own any of Designs' outstanding equity securities.